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SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 14a-12
EXELIXIS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXELIXIS, INC.
170 Harbor Way
South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 8, 2004

TO THE STOCKHOLDERS OF EXELIXIS, INC.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Exelixis, Inc., a Delaware corporation (the "Company"), will be held on Thursday, April 8, 2004 at 8:00 a.m., local time, at the Company's offices located at 170 Harbor Way, South San Francisco, California 94080 for the following purposes:

  1)
  To elect three Class II directors to hold office until the 2007 Annual Meeting of Stockholders.

  2)
  To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

  3)
  To approve an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 200,000,000 shares.

  4)
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on February 10, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors
/s/ FRANK KARBE
Frank Karbe Chief Financial Officer
South San Francisco, California February , 2004

        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. YOU MAY ALSO BE ABLE TO SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE, PLEASE REFER TO THE INFORMATION PROVIDED WITH YOUR PROXY CARD.

EXELIXIS, INC.
170 Harbor Way
South San Francisco, CA 94080

PROXY STATEMENT
FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 8, 2004

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Exelixis, Inc. (sometimes referred to as the "Company" or "Exelixis") is soliciting your proxy to vote at the 2004 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting, and Exelixis requests that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

        The Company intends to mail this proxy statement and accompanying proxy card on or about March 5, 2004 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on February 10, 2004 will be entitled to vote at the Annual Meeting. On the record date, there were approximately 71,455,710 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on February 10, 2004 your shares were registered directly in your name with Exelixis' transfer agent, Mellon Investor Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, Exelixis urges you to fill out and return the enclosed proxy card.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on February 10, 2004 your shares were held electronically in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name," and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There are three matters scheduled for a vote:

  •
  Election of three Class II directors to hold office until the 2007 Annual Meeting of Stockholders;

  •
  Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2004; and

  •
  To approve an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 200,000,000 shares.

How do I vote?

        You may either vote "For" all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For any other matter to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are fairly simple:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, Exelixis urges you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

  •
  To vote in person, come to the Annual Meeting, and Exelixis will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, Exelixis will vote your shares as you direct.

  •
  To vote via the Internet or by telephone, your can vote via the internet at www.eproxy.com/exel or telephonically by calling the telephone number shown on the proxy card. Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 7, 2004. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the Company's proxy card. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services' web site at (www.proxyvote.com).

        Votes submitted via the Internet or by telephone must be received by 3:59 p.m., Eastern Time, on April 7, 2004. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

        The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of February 10, 2004.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of each of the three nominees for director, "For" the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2004 and "For" the increase in the number of authorized shares of common stock from 100,000,000 to 200,000,000. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        Exelixis will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company's common stock beneficially owned by others to forward to such beneficial owners. Exelixis may reimburse persons representing beneficial owners of the Company's common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

  •
  Your proxy may be revoked by filing with the secretary of the Company at the Company's principal executive office, 170 Harbor Way, South San Francisco, California 94080, either (1) a written notice of revocation or (2) a duly executed proxy bearing a later date.

  •
  Your proxy may also be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year's Annual Meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by November 1, 2004 to the secretary of the Company at Exelixis, Inc., 170 Harbor Way, South San Francisco, California 94080. If you wish to submit a proposal that is not to be included in next year's proxy materials, you must submit your proposal in writing, in the manner set forth in the Company's bylaws, to the secretary of the Company at Exelixis, Inc., 170 Harbor Way, South San Francisco, California 94080, not earlier than the close of business on January 8, 2005, nor later than the close of business on February 7, 2005.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count "For" and (with respect to proposals other than the election of directors) "Against" votes, abstentions and broker non-votes. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions and broker non-votes will not be counted towards the vote total for purposes of Proposal No.1 or Proposal No. 2, however abstentions and broker non-votes will be counted towards the vote total for purposes of Proposal No. 3 and will have the same effect as "Against" votes.

How many votes are needed to approve each proposal?

  •
  For the election of directors, the three Class II nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes will have no effect.

  •
  To be approved, Proposal No. 2, ratifying the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for the Company for its fiscal year ending December 31, 2004, must receive a "For" vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will have no effect.

  •
  To be approved, Proposal No. 3, increasing the authorized number of shares of common stock from 100,000,000 to 200,000,000 shares, must receive a "For" vote from the holders of a majority of the outstanding shares of the common stock of the Company. Abstentions and broker non-votes will have the same effect as "Against" votes.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. On the record date, there were approximately 71,455,710 shares outstanding and entitled to vote. Thus 35,728,569 shares must be represented by votes at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company's quarterly report on Form 10-Q for the second quarter of 2004.

PROPOSAL 1
ELECTION OF CLASS II DIRECTORS

        Our Restated Certificate of Incorporation and bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

        Our Board of Directors is presently composed of eight members. The Board has determined that members Cohen, Fisherman, Formela, Marchesi, McCormick, Papadopoulos and Willsey, which members constitute a majority of the Board of Directors, are independent (as independence is currently defined by the listing standards of the Nasdaq Stock Market). There are three directors in Class II, the class whose term of office expires in 2004. Each of the nominees for election to this class is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2007 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

        Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee of the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve.

        Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

        Class II Nominees for Election for a Three-Year Term Expiring at the 2007 Annual Meeting

        Jason S. Fisherman, M.D., age 47, has been a director since March 1996. Dr. Fisherman is a managing director of Advent International Corporation, a global private equity and venture capital investment firm, which he joined in 1994. From 1991 to 1994, Dr. Fisherman served as Senior Director of Medical Research at Enzon, Inc., a biopharmaceutical company. Dr. Fisherman serves on the Board of Directors of Crucell N.V., ILEX Oncology, Inc., Oridon Systems Ltd. and several private companies. Dr. Fisherman holds a B.A. in Molecular Biophysics and Biochemistry from Yale University, an M.D. from the University of Pennsylvania and an M.B.A. from the Wharton Graduate School of Business.

        Jean-Francois Formela, M.D., age 47, has been a director since September 1995. Dr. Formela has been a principal of Atlas Venture, a venture capital firm, since 1993. From 1989 to 1993, Dr. Formela served at Schering-Plough Corporation, most recently as Senior Director, Medical Marketing and Scientific Affairs, where he had biotechnology licensing and marketing responsibilities. Dr. Formela serves on the Board of Directors of DeCode Genetics, Inc., Nuvelo, Inc. and several private companies. Dr. Formela holds an M.D. from Paris University School of Medicine and an M.B.A. from Columbia Business School.

        Vincent T. Marchesi, M.D., Ph.D., age 68, has been a director since May 2001. Since 1973, Dr. Marchesi has been a Professor of Pathology and Cell Biology at Yale University and, since 1991, has been the Director of the Boyer Center for Molecular Medicine at Yale University. Dr. Marchesi is also Editor-in-Chief at the Federation of American Societies for Experimental Biology Journal. In 1982, Dr. Marchesi co-founded Molecular Diagnostics, Inc., a diagnostic development company. Dr. Marchesi was formerly Chair of Pathology at the Yale-New Haven Hospital. Dr. Marchesi holds an M.D. from Yale University and a Ph.D. from Oxford University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2005 ANNUAL MEETING

        Stelios Papadopoulos, Ph.D., age 55, has been a director since December 1994 and the Chairman of the Board since January 1998. Dr. Papadopoulos has been an investment banker at SG Cowen Securities Corporation since February 2000. Before this, Dr. Papadopoulos was an investment banker at UBS PaineWebber from April 1987 to February 2000 and Chairman of PaineWebber Development Corp., a UBS PaineWebber subsidiary, from June 1998 to February 2000. Dr. Papadopoulos is a member of the Board of Directors of Diacrin, Inc. and several private companies. Dr. Papadopoulos holds a Ph.D. in Biophysics and an M.B.A. in Finance, both from New York University.

        George A. Scangos, Ph.D., age 55, has served as a director and as our President and Chief Executive Officer since October 1996. From September 1993 to October 1996, Dr. Scangos served as President of Biotechnology at Bayer Corporation, a pharmaceutical company, and was responsible for research, business and process development, manufacturing, engineering and quality assurance. Dr. Scangos is a member of the Board of Directors of Onyx Pharmaceuticals, Inc. and a private company. Dr. Scangos was a Post-Doctoral Fellow at Yale University and a faculty member at the Johns Hopkins University. Dr. Scangos currently holds an appointment as Adjunct Professor of Biology at Johns Hopkins University. Dr. Scangos holds a B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts.

        Frank McCormick, Ph.D., age 53, has been a director since July 29, 2003. Dr. McCormick is Director of the University of California, San Francisco ("UCSF") Comprehensive Cancer Center and has been the David A. Wood Professor of Tumor Biology and Cancer Research in the Department of Microbiology and Immunology at UCSF since 1998. From 1992 to 1998, Dr. McCormick was the founder and chief scientific officer at Onyx Pharmaceuticals, a biopharmaceutical company. Prior to that, he served as vice president of therapeutic research at Chiron Corporation from 1991 to 1992 and vice president of discovery research with Cetus Corporation from 1991 to 1992. Dr. McCormick is on the editorial board of some of the most prestigious international cancer publications and serves as a board member or advisor to multiple cancer research organizations. Dr. McCormick was a Post Doctoral Fellow with Dr. Allen Smith at the Imperial Cancer Research Fund in London, England, and with Professor Seymour S. Cohen at the State University of New York at Stony Brook. Dr. McCormick received his Bachelor of Science degree in biochemistry from the University of Birmingham, England and his Ph.D. in biochemistry from the University of Cambridge, England.

        Lance Willsey, M.D., age 42, has been a director since April 1997. Dr. Willsey has been a Founding Partner of DCF Capital, a hedge fund focused on investing in the life sciences, since July 1998. From July 1997 to July 1998, Dr. Willsey served on the Staff Department of Urologic Oncology at the Dana Farber Cancer Institute at Harvard University School of Medicine. From July 1996 to July 1997, Dr. Willsey served on the Staff Department of Urology at Massachusetts General Hospital at Harvard University School of Medicine, where he was a urology resident from July 1992 to July 1996. Dr. Willsey holds a B.S. in Physiology from Michigan State University and an M.S. in Biology and an M.D., both from Wayne State University.

CLASS I DIRECTOR CONTINUING IN OFFICE UNTIL THE 2006 ANNUAL MEETING

        Charles Cohen, Ph.D., age 53, has been a director since November 1995. Dr. Cohen is currently the Chairman, Supervisory Board of CellZome GmbH, a post-genomics biopharmaceutical company. From July 2000 to August 2002, Dr. Cohen was the Chief Executive Officer of CellZome GmbH. Before this, Dr. Cohen co-founded Creative BioMolecules, Inc., a biotechnology company, in 1982 and was a director and its Chief Scientific Officer. In July 2000, Creative BioMolecules, Inc. merged with Ontogeny, Inc. and Reprogenesis, Inc. and formed Curis, Inc. Dr. Cohen serves on the Board of Directors of several private companies. Dr. Cohen holds a B.A. from State University of New York at Buffalo and a Ph.D. in Basic Medical Sciences from New York University School of Medicine.

BOARD COMMITTEES AND MEETINGS

        During the year ended December 31, 2003, our Board of Directors held five meetings and acted by written consent five times. Our Board of Directors has an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.

        The Audit Committee of the Board of Directors oversees the Company's corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines on behalf of the Board of Directors the engagement of the independent auditors; determines on behalf of the Board of Directors whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the engagement of the independent auditors to perform any proposed permissible services; monitors the rotation of partners of the independent auditors on the Company engagement team as required by law; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company's Annual Report on Form 10-K; discusses with management and the independent auditors the results of the annual audit and the results of the Company's quarterly financial statement reviews; and has the specific responsibilities and authority necessary to comply with the listing standards of the Nasdaq Stock Market applicable to audit committees.

        The Audit Committee was established in January 2000 in connection with our initial public offering. The Audit Committee is currently composed of three independent directors: Drs. Fisherman, Formela and Willsey. We currently have no "audit committee financial expert" as defined in Item 401(h) of Regulation S-K but are evaluating candidates who would qualify as "audit committee financial experts" as possible candidates to join our Board of Directors. The Audit Committee met four times during the year ended December 31, 2003. All members of the Audit Committee are independent (as independence is currently defined by the rules of the Nasdaq Stock Market).

        The purpose of the Nominating and Corporate Governance Committee is to oversee all aspects of the Company's corporate governance functions on behalf of the Board of Directors; make recommendations to the Board of Directors regarding corporate governance issues; identify, review and evaluate candidates to serve as directors of the Company; serve as a focal point for communication between such candidates, non-committee directors and the Company's management; recommend such candidates to the Board of Directors and make such other recommendations to the Board of Directors regarding affairs relating to the directors of the Company, including director compensation; and develop a set of corporate governance principles for the Company. The current members of the Nominating and Corporate Governance Committee are Vincent Marchesi and Charles Cohen. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined by the listing standards of the Nasdaq Stock Market). The Nominating and Corporate Governance Committee was established in December of 2003 and did not hold any meetings in 2003. The Nominating and Corporate Governance Committee does not yet have a written charter. Once adopted, the charter of the Nominating and Corporate Governance Committee will be available on the Company's web site at http://www.exelixis.com under Investor Relations in the section titled Corporate Governance.

        When considering a potential candidate for membership on the Board of Directors, the Nominating and Corporate Governance Committee will consider relevant business and industry experience and demonstrated character and judgment. In practice, the Nominating and Corporate Governance Committee generally will evaluate and consider all candidates recommended by the directors, officers and security holders. The Nominating and Corporate Governance Committee intends to consider security holder recommendations for directors using the same criteria as potential nominees recommended by the members of the Nominating and Corporate Governance Committee or others. Because Exelixis is an emerging company with rapidly evolving and expanding research and clinical programs, the Board of Directors does not believe that it is appropriate to adopt, and the Nominating and Corporate Governance Committee has not adopted, a formal policy with respect to a fixed set of minimum qualifications for its candidates for membership on the Board of Directors. There are no differences in the manner in which the Nominating and Corporate Governance Committee will evaluate a candidate that is recommended for nomination for membership on the Board of Directors by the directors, officers or security holders. The Nominating and Corporate Governance Committee has not received any recommended nominations from any of the Company's security holders in connection with the 2004 annual meeting. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee within the timeframe specified in the bylaws of the Company that is applicable to matters to be brought before an Annual Meeting of Stockholders. Such communications should be sent to the following address: 170 Harbor Way, South San Francisco, California 94080, attn: Nominating and Corporate Governance Committee of the Board of Directors. In addition, submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company's stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected.

        The Compensation Committee of the Board of Directors was established in January 2000 and reviews and recommends to the Board of Directors the compensation and benefits of all of our officers, establishes and reviews general policies relating to compensation and benefits of our employees that also include executive officers and performs such other functions regarding compensation as the Board of Directors may delegate. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans. The Compensation Committee is currently composed of three directors: Drs. Cohen, Marchesi and Formela. The Compensation Committee met three times during the year ended December 31, 2003.    All members of the Compensation Committee are independent (as independence is currently defined by the rules of the Nasdaq Stock Market).

        During the year ended December 31, 2003, all of our directors attended at least 75% or more of the total meetings of the Board of Directors and of the committees on which they served held during the period for which they were a director or committee member, respectively.

        Members of the Company's Board of Directors are encouraged to attend the Annual Meetings of Stockholders of the Company, however, the Board of Directors does not have a formal policy with respect to the attendance of members of the Board of Directors at the Annual Meetings of Stockholders of the Company. No directors attended the 2003 Annual Meeting of Stockholders.

        The Board of Directors has not established a formal process for security holders to send communications to the Board of Directors. The Board of Directors believes that the Company has in place adequate current methods for receiving communications from its security holders. Security holders may send communications to the Board of Directors by mail at 170 Harbor Way, South San

Francisco, California 94080, by facsimile at (650) 837-8300 or by e-mail at info@exelixis.com, each of the foregoing sent "Attn: Board of Directors."

REPORT OF THE AUDIT COMMITTEE1

        The Audit Committee of the Board of Directors of Exelixis serves as the representative of the Board of Directors for (a) general oversight of the financial reporting process of the Company, (b) monitoring the integrity of the Company's financial statements, (c) compliance with legal and regulatory requirements related to the preparation and external audit of the Company's financial statements and (d) selection, evaluation and retention of the Company's independent auditors. Each of the members of the Audit Committee is independent as defined under the listing standards of the Nasdaq Stock Market.

1
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act of 1934, as amended (the "Exchange Act"), whether made before or after the date hereof and irrespective of any general incorporation by reference language contained in such filing.

        The Audit Committee maintains a written charter that outlines its responsibilities. Exelixis management has primary responsibility for preparing the Company's consolidated financial statements and establishing the financial reporting process. Ernst & Young LLP, the Company's independent auditors, are responsible for performing an audit of the Company's consolidated financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted accounting principles in the Unites States. The Audit Committee's responsibility is to oversee and review this process. Based on this background, the Audit Committee reports as follows:

        1.     We have reviewed and discussed the Company's audited consolidated financial statements as of and for the year ended December 31, 2003 with management and the independent auditors. We have also discussed with management the process used to support the certifications of the Chief Executive Officer and Chief Financial Officer that are required in periodic reports filed by the Company with the Securities and Exchange Commission ("SEC").

        2.     We have discussed with the independent auditors the matters required to be discussed under generally accepted auditing standards in the United States, including those matters set forth in Statement of Auditing Standards No. 61, as amended, "Communication with Audit Committees" (Codification of Statements on Auditing Standards, AU Section 380).

        3.     We have received and reviewed the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and have discussed with the independent auditors their independence from the Company. We have also considered whether the independent auditors' provision of non-audit services to the Company is compatible with maintaining the auditors' independence. We have concluded that the independent auditors are independent from the Company and its management.

        4.     Based on review and discussion of the matters set forth in paragraphs (1) through (3) above, we have recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

        We have also selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2004 and have presented our selection to the Board of Directors to present to the stockholders for ratification.

        The current form of the charter of the Audit Committee was filed as Appendix A to the Company's Definitive Proxy Statement for its 2003 Annual Meeting of Stockholders, filed with the SEC on April 28, 2003. The undersigned members of the Audit Committee have submitted this Audit Committee Report as of this 10th day of February, 2004.

Jason Fisherman Jean-Francois Formela Lance Willsey

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements for the years ended December 31, 2003, 2002 and 2001. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither the Company's bylaws or other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

INDEPENDENT AUDITORS' FEES

        (1)   "Audit fees" include fees for services necessary to perform the audit of our financial statements for fiscal year 2003 and 2002, statutory audits, attest services and consents and assistance with, and review of, documents filed with the SEC.

        (2)   "Audit-related fees" include audit-related consultation and consultation concerning financial accounting and reporting standards.

        (3)   "Tax fees" include fees for tax compliance, tax and planning and tax advice.

        (4)   "All other fees" includes the aggregate of the fees billed in each of the last two fiscal years for products and services provided by the principal accountant other than the products and services disclosed as Audit fees, Audit-related fees and Tax fees.

        The aggregate fees billed by Ernst & Young LLP for the last two fiscal years for the services described above are as follows:

	Year Ended December 31,
	2003	2002
Audit fees	$274,940	$175,677
Audit-related fees	4,000	18,260
Tax fees	3,800	—
All other fees	—	—

	$282,740	$193,937

        The Audit Committee did not pre-approve any fees associated with financial systems consulting and accordingly, no such fees were incurred by the Company.

PRE-APPROVAL OF SERVICES

        The Audit Committee of the Board of Directors approved the following audit and non-audit services to be performed during 2004 by Ernst & Young LLP, the Company's external auditor. Non-audit services are defined as services other than those provided in connection with an audit or a review of the financial statements of the Company. The Audit Committee by policy pre-approves all audit and non-audit services rendered by our independent auditor, Ernst & Young LLP. The committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has approved all audit fees, audit related fees and tax fees. For the services approved above 88% were audit fees, 8% were audit related fees and 4% were tax fees. There are no de minimus exceptions for Exelixis.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3
APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

        The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's Restated Certificate of Incorporation to increase the Company's authorized number of shares of common stock from 100,000,000 shares to 200,000,000 shares.

        The additional common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock of the Company. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock of the Company, except for effects incidental to increasing the number of shares of the Company's common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

        In addition to the 71,294,197 shares of common stock outstanding at December 31, 2003, the Board of Directors has reserved 16,897,174 shares for issuance upon exercise of options and rights granted under the Company's stock option and stock purchase plans, 115,401 shares for the Company's 401k plan, 4,105,514 shares for conversion of our convertible note with Protein Design Labs and up to approximately 257,053 shares of common stock which may be issued upon exercise of warrants. As of December 31, 2003, 11,436,535 shares remained unreserved and available for future issuance. Further, in October 2002, the Company and SmithKlineBeecham Corporation entered into a Loan and Security Agreement providing for a loan facility of up to $85.0 million for use by the Company in its efforts under its collaboration with SmithKlineBeecham Corporation. Amounts of principal and interest borrowed by the Company under this loan facility may be repaid by the Company, at its option, in cash or in shares of its common stock. As of December 31, 2003, the Company had borrowed $55.0 million in principal amounts under this loan facility and incurred approximately $1.1 million in interest expense. If, on December 31, 2003, the Company elected to repay all amounts then due under the loan facility in shares of its common stock, the Company would be required to issue approximately 8,500,000 shares of its common stock to SmithKlineBeecham Corporation.

        The Board of Directors believes that the increased number of authorized shares of common stock will provide several long-term advantages to Exelixis and its stockholders. Exelixis will be able to pursue acquisitions or enter into other transactions involving the issuance of stock to expand our pipeline and advance our progress toward developing important and differentiated new therapeutics. In addition, the additional authorized shares of common stock should allow Exelixis to fulfill future obligations under Exelixis' employee stock benefit plans, which the Board of Directors believes will be necessary to attract and retain qualified personnel, and under the Company's loan facility with SmithKlineBeecham. Finally, the availability of additional authorized shares of common stock would make any future transactions dependent on the issuance of additional shares of common stock less likely to be undermined by delays and uncertainties occasioned by the need to obtain stockholder approval prior to the consummation of such transactions. Exelixis currently does not have any definitive plans to issue additional shares of common stock, although, as part Exelixis' business strategy, it considers merger and acquisition opportunities and financing alternatives that could include the issuance of common stock.

        The additional shares of common stock that would become available for issuance if this proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board of Directors could adopt a "poison pill" which would, under certain circumstances related to an acquisition of shares not approved by the Board of Directors, give certain holders the right to acquire additional shares of common stock at a low price, or the Board of Directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board of Directors currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

        The affirmative vote of the holders of a majority of the outstanding shares of the common stock will be required to approve this amendment to the Company's Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

Security Ownership of
Certain Beneficial Owners and Management

        The following table sets forth certain information regarding the ownership of the Company's common stock as of December 31, 2003 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
George A. Scangos, Ph.D. (2)	2,889,841	4.0
Geoffrey Duyk, M.D., Ph.D. (3)	1,685,103	2.3
Jeffrey R. Latts, M.D. (4)	380,000	*
Michael M. Morrissey, Ph.D. (5)	347,500	*
Pamela A. Simonton (6)	232,500	*
Stelios Papadopoulos, Ph.D. (7)	697,277	*
Charles Cohen, Ph.D. (8)	240,000	*
Jason S. Fisherman, M.D. (9)	980,712	1.4
Jean-Francois Formela, M.D. (10)	1,121,019	1.6
Vincent T. Marchesi, M.D., Ph.D (11)	51,000	*
Frank McCormick, Ph.D. (12)	25,000	*
Lance Willsey, M.D. (13)	82,500	*
5% Stockholders
Wellington Management Company LLP 75 State Street Boston, MA 02109	10,077,500	14.1
T. Rowe Price 100 E Pratt Street Baltimore, MD 21202	6,935,380	9.7
FMR Corp. 82 Devonshire Street Boston, MA 02109	3,701,000	5.2
All directors and executive officers as a group (15 persons) (14)	9,307,452	12.4

  *
  Less than one percent.

1.
This table is based upon information supplied by officers and directors and upon information gathered by the Company about principal stockholders known to the Company. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 71,295,101 shares outstanding on December 31, 2003, adjusted as required by rules promulgated by the SEC.

2.
Includes 90,909 shares held by George A. Scangos, Trustee of The Leslie S. Wilson Grantor Annuity Trust, 4,875 shares held by George A. Scangos and Leslie S. Wilson, as Trustees of The Jennifer Wilson Scangos Trust and 4,875 shares held by George A. Scangos and Leslie S. Wilson, as Trustees of The Katherine Wilson Scangos Trust. Includes 1,200,000 shares Dr. Scangos has the right to acquire pursuant to options exercisable within 60 days of December 31, 2003, 709,376 of which would be subject to repurchase by Exelixis, if so exercised.

3.
Includes 11,872 shares held by Geoffrey M. Duyk and Ulrike Barbara Wolter, Trustees of The Duyk 2000 Irrevocable Trust dated 2/21/00, 35,810 shares held by Geoffrey M. Duyk and Ulrike Barbara Wolter, Trustees of The Charles Duyk Trust dated 2/21/00 and 893,673 shares held by Geoffrey M. Duyk and Ulrike B. Wolter, Trustees of The Duyk-Wolter Family Trust dated 12/16/00. Also includes 743,748 shares Dr. Duyk has the right to acquire pursuant to options exercisable within 60 days of December 31, 2003.

4.
Represents shares Jeffrey R. Latts has the right to acquire pursuant to options exercisable within 60 days of December 31, 2003, 253,230 of which would be subject to repurchase by Exelixis, if so exercised.

5.
Includes 305,000 shares Michael M. Morrissey, Ph.D. has the right to acquire pursuant to options exercisable within 60 days of December 31, 2003, 239,481 of which would be subject to repurchase by Exelixis, if so exercised.

6.
Represents shares Pamela A. Simonton has the right to acquire pursuant to options exercisable within 60 days of December 31, 2003, 108,439 of which would be subject to repurchase by Exelixis, if so exercised.

7.
Includes 10,000 shares held by Fondation Santé, of which Dr. Papadopoulos is co-trustee. Also includes 45,000 shares Dr. Papadopoulos has the right to acquire pursuant to options exercisable within 60 days of December 31, 2003, 6,042 of which would be subject to repurchase by Exelixis, if so exercised.

8.
Includes 45,000 shares Dr. Cohen has the right to acquire pursuant to options exercisable within 60 days of December 31, 2003, 6,042 of which would be subject to repurchase by Exelixis, if so exercised.

9.
Includes 643,663 shares held by Rovent II L.P., 161,064 shares held by Advent Performance Materials, L.P., 92,127 shares held by Adwest L.P., 36,889 shares held by Advent Partners L.P. and 1,969 shares held by Advent International Investors II, L.P. Advent International Corporation, the venture capital firm that is the manager of the funds affiliated with Advent International Group, exercises sole voting and investment power with respect to all shares held by these funds. Dr. Fisherman is a managing director of Advent International Corporation and disclaims beneficial ownership of these shares except for 9,483 shares that are indirectly beneficially owned by Dr. Fisherman. Advent International Corporation is located at 75 State Street, Boston, MA 02109. Also includes 45,000 shares Dr. Fisherman has the right to acquire pursuant to options exercisable within 60 days of December 31, 2003, 2,709 of which would be subject to repurchase by Exelixis, if so exercised.

10.
Includes 708,176 shares held by Atlas Venture Fund II, L.P., 297,292 shares held by Atlas Venture Europe Fund B.V. and 54,051 shares held by Atlas Venture Germany B.V. Atlas Venture Fund II, L.P., Atlas Venture Europe Fund B.V. and Atlas Venture Germany B.V. are part of the Atlas

  Venture, a group of funds under common control. Dr. Formela is a general partner of Atlas Venture. No general partner of Atlas Venture is deemed to have voting and investment power with respect to such shares, and Dr. Formela disclaims beneficial ownership of these shares. Atlas Venture is located at 222 Berkeley Street, Suite 1950, Boston, MA 02116. Also includes 45,000 shares Dr. Formela has the right to acquire pursuant to options exercisable within 60 days of December 31, 2003, 6,042 of which would be subject to repurchase by Exelixis, if so exercised.

11.
Includes 35,000 shares Dr. Marchesi has the right to acquire pursuant to options exercisable within 60 days of December 31, 2003, 12,813 of which would be subject to repurchase by Exelixis, if so exercised.

12.
Represents shares Dr. McCormick has the right to acquire pursuant to options exercisable within 60 days of December 31, 2003.

13.
Includes 45,000 shares Dr. Willsey has the right to acquire pursuant to options exercisable within 60 days of December 31, 2003, 6,042 of which would be subject to repurchase by Exelixis, if so exercised.

14.
Total number of shares includes 1,995,231 shares of Exelixis common stock held by entities affiliated with directors and executive officers, 3,721,248 shares issuable upon exercise of options exercisable within 60 days of December 31, 2003, 1,778,268 of which would be subject to repurchase by Exelixis, if so exercised. See footnotes 2 through 13 above.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS OF THE COMPANY

        The following chart sets forth certain information regarding the executive officers of the Company:

Name	Age	Position
George A. Scangos, Ph.D. (1)	55	President, Chief Executive Officer and Director
Steven P. James	45	Senior Vice President, Commercial Operations
Frank Karbe	35	Senior Vice President, Chief Financial Officer
Jeffrey R. Latts, M.D.	56	Senior Vice President and Chief Medical Officer
Michael M. Morrissey, Ph.D.	43	Senior Vice President of Discovery Research
Gregory D. Plowman, M.D., Ph.D.	46	Senior Vice President of Pharmaceutical Research
Pamela A. Simonton	54	Senior Vice President, Patents and Licensing

(1)
Please see "Proposal 1—Election of Class II Directors" in this Proxy Statement for information about this executive officer and director.

        Steven P. James has served as Senior Vice President, Commercial Operations since June 2003 and is responsible for managing and expanding the company's business development and corporate development activities, as well as strategy development for pre-commercial and commercial operations. He joined Exelixis from Sunesis Pharmaceuticals, where he served as chief business officer from June 1999 through May 2003. In addition to building Sunesis' highly successful business and corporate development program and establishing several large pharmaceutical alliances, Mr. James developed Sunesis' operating plan, established strategic planning and financial management systems and played a key role in private financings. Prior to Sunesis, Mr. James was vice president, business development at Isis Pharmaceuticals from June 1997 through May 1999, where he was responsible for a broad range of partnering activities and cultivating new strategic opportunities for the company. Mr. James previously held business development, marketing and operational management positions with Landec Corporation, California Biotechnology (Scios Inc.) and Eli Lilly & Company. He holds a Bachelor's degree in biology/neuroscience from Brown University and a Master's degree in management, marketing and healthcare management from Northwestern University, Kellogg School of Management.

        Frank Karbe, has served as Senior Vice President, Chief Financial Officer since January 2004. From 1997 to January 2004. Mr. Karbe worked for Goldman Sachs & Co., where he served most recently as vice president in the healthcare group. Prior to Goldman Sachs, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. In addition to his broad experience in the areas of mergers & acquisitions and corporate finance, he also brings a breadth of knowledge in the biotechnology and pharmaceutical industries. Mr. Karbe holds a Diplom Kaufmann from the WHU—Otto Beisheim Graduate School of Management, Koblenz, Germany (equivalent to a U.S. Masters of Business Administration).

        Jeffrey R. Latts, M.D., has served as Senior Vice President and Chief Medical Officer since July 2001. From 1995 to June 2001, Dr. Latts served as Vice President of Clinical Research and Development and Corporate Chief Medical Officer at Berlex Laboratories, a pharmaceutical healthcare company. At Berlex, Dr. Latts was responsible for U.S. clinical development operations and oversaw the efforts of a 120-member staff. Prior to Berlex, Dr. Latts served as Vice President of Clinical

Research at Wyeth Ayerst, a pharmaceutical company. He began his career in the pharmaceutical industry with Parke-Davis GmbH. In his 20 years in the industry, Dr. Latts has been involved in numerous IND submissions and has successfully initiated early to late stage clinical trials for multiple disease areas, including cancer, immunology, central nervous system and metabolic diseases. He holds an M.D. from the University of Minnesota.

        Michael M. Morrissey, Ph.D., has served as Senior Vice President of Discovery since January 2003. Previously, he served as Vice President of Discovery Research from February 2000 through December 2002. From 1991 to 2000, Dr. Morrissey held several positions at Berlex Biosciences, last holding the position of Vice President, Discovery Research, where he was responsible for all aspects of drug discovery. During this time, Dr. Morrissey led the effort to expand and modernize the drug discovery capabilities at Berlex through the application of high throughput screening, combinatorial and medicinal chemistry and structural biology. From 1986 to 1991, he served as a senior scientist and project team leader in medicinal chemistry at CIBA-Geigy Corporation, a pharmaceutical company. Over the past eighteen years, Dr. Morrissey has led discovery efforts that identified thirteen clinical candidates, including four that have advanced to Phase II clinical trials for a variety of cardiovascular and inflammatory indications. He is the author of numerous scientific publications in medicinal chemistry and drug discovery and an inventor on 52 issued US patents and 18 additional published US patent applications. Dr. Morrissey received his Ph.D. in Chemistry from Harvard University and his B.S. Honors in Chemistry from the University of Wisconsin.

        Gregory D. Plowman, M.D., Ph.D., has served as Senior Vice President of Pharmaceutical Research since January 2003. From October 2000 to December 2002, Dr. Plowman served as Vice President of Pharmaceutical Research. From December 1997 to September 2000, Dr. Plowman served as Vice President of Molecular Biology at SUGEN, Inc., a Pharmacia Corporation company. From January 1994 to December 1997, Dr. Plowman served as Director and Senior Director of Molecular Biology at SUGEN. At SUGEN, Dr. Plowman was responsible for the identification and validation of therapeutic targets in oncology, angiogenesis and metabolic disease, with a particular focus on protein kinases and phosphatases. From January 1988 to December 1993, Dr. Plowman served in various positions at Bristol-Myers Squibb, a pharmaceutical company, the last year of which he was Senior Principal Scientist, Oncology Drug Discovery. Dr. Plowman has previous experience with Oncogen and The Fred Hutchinson Cancer Research Center in Seattle. Dr. Plowman has authored numerous articles in the cancer field and is an inventor on nine issued U.S. patents. Dr. Plowman holds a Ph.D. in Pathology and an M.D., both from the University of Washington.

        Pamela A. Simonton has served as Senior Vice President, Patents and Licensing since January 2004. Previously, she served as Vice President of Corporate Technology Development from April 2000 through December 2003. From July 1996 to April 2000, Ms. Simonton served as Vice President, Licensing and Acquisitions for Bayer Corporation's Pharmaceutical Division. From September 1994 to July 1996, Ms. Simonton served as Vice President of Patents and Licensing for Bayer's Pharmaceutical Division, North America. Ms. Simonton holds a B.S. in Chemistry from Barry College, an M.S. in Physics from Miami University, a J.D. from Nova University and an L.L.M. in Patent and Trade Regulation from George Washington University.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with; except that one report, covering an aggregate of 6 transactions, was filed late by Geoff Duyk, our former Chief Scientific Officer, one report covering one transaction was filed late by George Scangos, our Chief Executive Officer, and an initial report of ownership was filed late by Kristine Ball, our Vice President, Finance.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

        Each of our non-employee directors receives an annual stipend of $10,000 and a per meeting fee of $2,500. They receive $500 for each committee meeting attended by committee members and $500 for participation in monthly Board of Director and committee conference calls. In the year ended December 31, 2003, the total compensation paid to non-employee directors was $371,161. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

        In January 2000, we adopted the 2000 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of common stock to our directors who are not employees of Exelixis or of any affiliate of Exelixis. Such options are granted automatically, without further action by the Company, the Board of Directors or the stockholders of the Company. Under the terms of the Directors' Plan, all non-employee directors shall receive a one-time initial option to purchase 25,000 shares of common stock. In addition, all non-employee directors shall receive an annual option to purchase 5,000 shares of common stock at the Annual Meeting of Stockholders. Options granted under the Directors' Plan are not intended by the Company to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. The exercise price of options granted under the Directors' Plan is equal to 100% of the fair market value of a share of common stock on the grant date. Under the terms of the Directors' Plan, the initial option to purchase 25,000 shares is immediately exercisable but will vest at the rate of 25% of the shares on the first anniversary of the grant date and monthly thereafter over the next three years. The annual grants to purchase 5,000 shares are exercisable immediately but will vest monthly over the four-year period. If the non-employee director is appointed to the board after the Annual Meeting, the annual grant will be pro-rated. As long as the optionholder continues to serve with us or with an affiliate of ours, the option will continue to vest and be exercisable during its term. When the optionholder's service terminates, we will have the right to repurchase any unvested shares at the original exercise price, without interest. All options granted under the Directors' Plan have a term of ten years and are set to terminate three months after a non-employee director's service terminates. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, any surviving entity will either assume or replace all outstanding options under the Directors' Plan. Otherwise, the vesting of the options will accelerate.

        During the last year, we granted options covering 5,000 shares to each non-employee director of the Company, at an exercise price per share of $8.70, except for Frank McCormick. We granted options covering 25,000 shares at an exercise price per share of $8.29 to Mr. McCormick upon joining the Board of Directors in July 2003. The fair market value of such common stock on the date of grant was $8.70 and $8.29 per share (based on the closing sales price reported on the Nasdaq National Market on the date of grant). As of February 10, 2004, no options had been exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table shows for each of the three years ended December 31, 2003, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2003 (the "Named Executive Officers"):

SUMMARY OF COMPENSATION TABLE

	Annual Compensation							Long-Term Compensation Awards(4)
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation			Securities Underlying Options	All Other Compensation (5)
George A. Scangos, Ph.D President and Chief Executive Officer	2003 2002 2001	$600,000 525,000 462,000		$180,000 315,000 277,000	$	— — —		600,000 — 350,000	$6,000 4,000 —
Geoffrey Duyk, M.D., Ph.D.(1) President, Research and Development	2003 2002 2001	480,358 380,000 335,000		186,000 133,000 117,250		— — —		400,000 — 250,000	— — —
Jeffrey R. Latts, M.D. Chief Medical Officer and Senior Vice President of Development	2003 2002 2001	325,500 310,000 137,000	(2)	113,925 93,000 —		— — —		225,000 — 155,000	5,186 1,333 —
Michael M. Morrissey, Ph.D. Senior Vice President of Discovery Research	2003 2002 2001	290,000 270,000 240,000		101,500 67,500 60,000		— — —		235,000 — 50,000	5,594 3,850 —
Pamela A. Simonton, J.D., L.L.M Senior Vice President, Patents and Licensing	2003 2002 2001	250,500 232,000 220,000		62,625 58,000 44,000		75,000 75,000 —	(3) (3)	100,000 — 97,500	4,225 3,900 —

(1)
Dr. Duyk resigned effective December 31, 2003.

(2)
Dr. Latts joined the Company in July 2001. Dr. Latts's annual salary for 2001 was $300,000.

(3)
Includes the forgiveness of $75,000 of a loan in principal amount of $300,000 for Ms. Simonton in 2003 and 2002.

(4)
We offer no other form of Long-Term compensation.

(5)
Represents 401(k) matching contributions for 2003 and 2002.

STOCK OPTION GRANTS AND EXERCISES

        We grant options to our executive officers under our 2000 Equity Incentive Plan, which was approved by our stockholders on March 15, 2000. Prior to April 2000, we granted options to our executive officers under our 1997 Equity Incentive Plan and 1994 Employee, Director and Consultant Stock Plan. Under the 2000 Equity Incentive Plan, 1997 Equity Incentive Plan and 1994 Employee, Director and Consultant Stock Plan, options to purchase an aggregate of 18,296,110 shares of common stock were granted from the inception of these plans to December 31, 2003, of which options to purchase 10,906,742 shares of common stock were outstanding and 3,886,283 shares remained available for grant under the 2000 Equity Incentive Plan as of December 31, 2003.

        Our 1997 Equity Incentive Plan was terminated for purposes of new option grants in April 2000. Our 1994 Employee, Director and Consultant Stock Plan was terminated for purposes of new option grants in September 1997. Each of the plans remains in effect as to outstanding options granted under that plan.

        The following tables show for the fiscal year ended December 31, 2003, certain information regarding options granted to, exercised by and held at year-end by, the named executive officers.

        The exercise price of each option granted in 2003 was equal to the fair market value of common stock on the date of grant. The exercise price may be paid in cash or shares of common stock valued at fair market value on the exercise date.

        The potential realizable value of the Company's options is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent the Company's prediction of its stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

  •
  multiplying the number of shares of common stock subject to a given option by the grant day exercise price;

  •
  assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

  •
  subtracting from that result the aggregate option exercise price.

        Percentages shown under "Percent of Total Options Granted to Employees in 2003" are based on an aggregate of 3,209,085 options granted to Exelixis employees and directors under the Company's stock option plans during 2003.

STOCK OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2003

Individual Grants
	Number of Securities Underlying Options Granted (#)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
		Percent of Total Options Granted to Employees in 2003 (%)	Exercise Price per Share ($/Sh)
Expiration Date
Name					5%	10%
George A. Scangos, Ph.D.	400,000 200,000	12.5 6.2	$6.45 6.15	01/28/2113 12/13/2113	$1,622,548 773,540	$4,111,856 1,960,303
Geoffrey Duyk, M.D., Ph.D.	400,000	12.5	6.45	01/28/2113	1,622,548	4,111,856
Jeffrey R. Latts, M.D.	110,000 115,000	3.4 3.5	6.45 6.15	01/28/2113 12/13/2113	446,201 444,786	1,130,760 1,127,174
Michael M. Morrissey, Ph.D.	85,000 150,000	2.6 4.6	6.45 6.15	01/28/2113 12/13/2113	344,791 580,155	873,769 1,470,227
Pamela A. Simonton, J.D., L.L.M.	50,000 50,000	1.6 1.6	6.45 6.15	01/28/2113 12/13/2113	202,819 193,385	513,982 490,076

        The following table sets forth the number and value of securities underlying unexercised options that are held by each of the named executive officers as of December 31, 2003.

        Amounts shown under the column "Value of Unexercised In-the-Money Options at December 31, 2003" are based on the December 31, 2003 closing price of $7.05 per share, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.

AGGREGATED STOCK OPTIONS AT DECEMBER 31, 2003

			Number of Securities Underlying Unexercised Options at December 31, 2003(1)		Value of Unexercised In -the-Money Options at December 31, 2003(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(2)	Exercisable/ Vested	Exercisable /Unvested	Exercisable/ Vested	Exercisable /Unvested
George A. Scangos, Ph.D.	862,500	$679,999	357,291	842,709	$—	$420,000
Geoffrey Duyk, M.D., Ph.D.	375,000	240,000	743,748	—	1,259,687	—
Jeffrey R. Latts, M.D.	—	—	90,520	289,480	—	169,500
Michael M. Morrissey, Ph.D.	82,500	—	39,583	265,417	—	186,000
Pamela A. Simonton, J.D., L.L.M	—	—	104,999	127,501	—	75,000

(1)
All options are exercisable upon grant, but the underlying shares are subject to a right of repurchase by Exelixis until vested.

(2)
Based on the fair market value of the common stock on the date of exercise.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

        At the time of commencement of employment, Exelixis employees generally sign offer letters specifying basic terms and conditions of employment. In general, Exelixis employees are not subject to written employment agreements. Each officer and employee has entered into a standard form agreement with respect to confidential information and invention assignment that provides that the employee will not disclose any confidential information of Exelixis received during the course of employment and that, with some exceptions, the employee will assign to Exelixis any and all inventions conceived or developed during the course of employment.

        In September 1996, we entered into an agreement with George Scangos in connection with his appointment as President and Chief Executive Officer of Exelixis. The agreement provides that Dr. Scangos' term of employment will be renewed automatically each year unless either party provides written notice of its intention not to renew. In the event that Dr. Scangos' employment is terminated without cause, he may receive up to six months base salary and bonus, together with all benefits. The agreement also provides that in the event of a merger or sale of more than 50% of Exelixis' assets, [certain of] Dr. Scangos' unvested stock options shall automatically accelerate and vest in full.

        In February 2000, we entered into an agreement with Michael Morrissey in connection with his appointment as Vice President of Discovery Research. The agreement provides that in the event that Dr. Morrissey's employment is terminated without cause, he may receive six months base salary and benefits.

        In September 2000, we entered into an agreement with Gregory Plowman in connection with his appointment as Vice President of Pharmaceutical Research. The agreement provides that in the event that Dr. Plowman's employment is terminated without cause, he may receive six months base salary and benefits.

        In May 2003, we entered into an agreement with Steven James in connection with his appointment as Senior Vice President, Commercial Operations. The agreement provides that in the event that Mr. James's employment is terminated without cause, he may receive six months base salary and benefits.

        In October 2003, we entered into an agreement with Geoff Duyk regarding his resignation of employment with the Company effective December 31, 2003. The agreement provided for a performance bonus of $186,000 for the calendar year 2003. The agreement also provided an additional 12 months of option vesting and, for the majority of such options, extended the period during which such options may be exercised from 3 months to 15 months following the resignation date.

        In November 2003, we entered into an agreement with Frank Karbe in connection with his appointment as Senior Vice President, Chief Financial Officer. The agreement provides that in the event that Mr. Karbe's employment is terminated without cause, he may receive six months base salary and benefits.

REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION2

2
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language contained in such filing.

        The Compensation Committee of the Board of Directors was formed in January 2000. The Compensation Committee is responsible for the administration of the Company's executive compensation programs. These programs include base salary and annual bonuses for officers as well as long-term incentive compensation programs. The Company's compensation programs are designed to provide a competitive level of total compensation and include significant incentive and equity ownership opportunities directly linked to the Company's performance and stockholder return.

        The Compensation Committee is currently composed of three independent directors: Drs. Cohen, Marchesi and Formela.

        Compensation Philosophy.    The Company's overall executive compensation philosophy is based on the following principles:

  (a)
  to provide competitive levels of total compensation that will enable the Company to attract and retain the best possible executive talent;

  (b)
  to motivate executives to achieve superior results for the Company;

  (c)
  to align the financial interests of executives and stockholders through equity-based plans; and

  (d)
  to provide a compensation program that recognizes individual contributions as well as overall business results.

        Compensation Program.    The Compensation Committee is responsible for reviewing and recommending to the Board of Directors the compensation of all officers of the Company and establishes and reviews general policies relating to compensation and benefits of employees of the Company. The Compensation Committee is also responsible for the administration of the 2000 Equity Incentive Plan (the "2000 Option Plan"). There are three major components to the Company's executive compensation: base salary, potential annual cash bonus and potential long-term compensation in the form of stock options. The Compensation Committee considers the total current and potential compensation of each executive officer in establishing each element of compensation.

1.
Base Salary. In setting compensation levels for executive officers, initial salaries are based on negotiations between the particular executive officer and the Chief Executive Officer, as approved by the Compensation Committee. Since 1999, the annual reviews of executive officers have occurred in the fourth quarter of the year. The Compensation Committee reviews competitive information relating to compensation levels for comparable positions at medical product, biotechnology and high technology companies as well as the compensation levels of other executive officers in the Company. Historically, the Compensation Committee has relied on general industry survey information for these companies. In addition, the Compensation Committee may, from time to time, hire compensation and benefit consultants to assist in developing and reviewing overall salary strategies. Individual executive officer base compensation may vary based on seniority in position, assessment of individual performance, salary relative to internal and external equity and the significance of the position relative to the success of the Company.

2.
Annual Cash Bonus. The Compensation Committee annually reviews each executive officer's bonus by executive officer position and the performance of the Company as well as the individual. Payment of cash bonuses is tied to the accomplishment of corporate milestones and to each individual officer's year-end performance review.

3.
Long-Term Incentive Program. The Company's 2000 Option Plan provides for the issuance of stock options to officers and employees of the Company to purchase shares of common stock at an exercise price equal to the fair market value of such stock on the date of grant. Stock options are granted to the Company's executive officers and other employees, both as a reward for past individual and corporate performance and as an incentive for future performance. The Compensation Committee believes that stock-based performance compensation arrangements are essential in aligning the interests of management and the stockholders in enhancing the value of the Company's equity as well as encouraging executives to remain employed by the Company.

4.
Benefits. The Company provides benefits to the executive officers that are generally available to all employees of the Company. The amount of executive level benefits and perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation for each executive officer, did not exceed 10% of total salary and bonus for that individual in the calendar year 2003.

        Compensation for the Chief Executive Officer.    In determining Dr. Scangos' salary for 2004, the Compensation Committee reviewed and considered his historical compensation level, the number and nature of the transactions entered into by the Company, the achievement of key scientific and research goals as well as the compensation levels of other executives in peer companies, taking into account Dr. Scangos' experience and knowledge. The Compensation Committee determined that it was appropriate to increase Dr. Scangos' base salary from $600,000 to $621,000. In addition, for his performance in 2003, the Compensation Committee awarded Dr. Scangos a bonus of $180,000 and granted Dr. Scangos stock options to purchase an aggregate of 600,000 shares of common stock.

        Section 162(m) of The Internal Revenue Code Limitations on Executive Compensation. In 1993, Section 162(m) was added to the United States Internal Revenue Code of 1986, as amended. Section 162(m) may limit the Company's ability to deduct for United States federal income tax purposes, compensation in excess of $1,000,000 paid to the Company's Chief Executive Officer and its four other highest paid executive officers in any one fiscal year. No executive officer of the Company received any such compensation in excess of this limit during fiscal 2003.

        Conclusion.    It is the opinion of the Compensation Committee that the aforementioned compensation policies and structures provide the necessary incentives to properly align the Company's corporate economic performance and the interests of the Company's stockholders with progressive, balanced and competitive executive total compensation practices in an equitable manner.

Respectfully submitted, The Compensation Committee of the Board of Directors
Charles Cohen Vincent T. Marchesi Jean-Francois Formela

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Messrs. Cohen, Marchesi and Formela are the members of the Compensation Committee. None of the members of the Company's Compensation Committee has at any time been an officer or employee of Exelixis. No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company, nor has any interlocking relationship existed in the past.

PERFORMANCE MEASUREMENT COMPARISON

        The following graph compares the cumulative total stockholder return on the Company's common stock with the cumulative total return of the Nasdaq National Market, U.S. Index ("Nasdaq") and the Nasdaq Biotech Index ("Nasdaq-Biotech") for the period beginning on April 11, 2000, the Company's first day of trading after its initial public offering, and ending on December 31, 2003.

Comparison of Quarterly Cumulative Total Return3Among Exelixis, Inc., the
Nasdaq National Market, U.S. Index and the Nasdaq Biotech Index4

3
Assumes that $100.00 was invested on April 11, 2000 (the date of our initial public offering) in the designated stock or index—including reinvestment of dividends. Fiscal years ended December 31.
4
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language contained in such filing.

Cumulative Total Returns

	4/11/00	6/30/00	9/30/00	12/31/00	03/31/01	06/30/01	09/30/01	12/31/01
Exelixis, Inc.	100	257	241	112	62	136	82	119
Nasdaq	100	98	91	61	44	52	36	47
Nasdaq Biotech	100	118	128	105	72	95	70	85
	03/31/02	06/30/02	09/30/02	12/31/02	03/31/03	06/30/03	09/30/03	12/31/03
Exelixis, Inc.	99	54	35	57	48	49	51	50
Nasdaq	44	35	28	32	32	39	43	48
Nasdaq Biotech	73	48	45	47	48	63	68	68

CERTAIN TRANSACTIONS

        Indemnification Agreements.    In connection with our initial public offering, we adopted and filed an amended and restated certificate of incorporation and restated bylaws. As permitted by Delaware law, our Restated Certificate of Incorporation provides that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

    •
    any breach of duty of loyalty to the Company or our stockholders;

    •
    acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    •
    unlawful payment of dividends or unlawful stock repurchases or redemptions; or

    •
    any transaction from which the director derived an improper personal benefit.

        Our amended and restated bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the amended and restated bylaws would permit indemnification.

        We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by the Company, arising out of such person's services as a director or executive officer with respect to the Company, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

        Indebtedness of Management.    As of January 31, 2004, the total amount of loans outstanding to our executive officers was $350,000.

        In January 1998, we entered into a loan agreement with George Scangos, President, Chief Executive Officer and a director, in the amount of $150,000. The loan had an interest rate of 6.13% and matured on January 19, 2003. Dr. Scangos paid $140,566 of his loan amount during 2000, and the remainder of the balance upon maturity. In January 1998, we also entered into a loan agreement with Geoffrey Duyk, formerly Chief Scientific Officer, President of Research and Development and a director, in the amount of $90,000. The loan had an interest rate of 6.13% and matured on January 16, 2003. Dr. Duyk repaid the loan upon maturity.

        In January 1998, we provided a non-interest bearing advance of $74,000 and $44,000 to George Scangos, President, Chief Executive Officer and a director, and Geoffrey Duyk, formerly Chief Scientific Officer, President of Research and Development and a director, respectively. Dr. Duyk and Dr. Scangos repaid the full amount of the advance during 2003.

        In February 2000, we entered into loan agreements with George Scangos, President, Chief Executive Officer and a director, Geoffrey Duyk, formerly Chief Scientific Officer, President of Research and Development and a director, and Michael Morrissey, Senior Vice President, Discovery Research, in the amounts of $470,000, $260,000 and $110,000, respectively. Dr. Scangos paid $48,125 of his outstanding loan amount during 2000. Dr. Scangos, Dr. Duyk and Dr. Morrissey repaid the full amount of their loans during 2003. Dr. Duyk and Dr. Morrissey repaid their loans in cash, while Dr. Scangos repaid his loan with stock in connection with a sale of stock to the company].

        In April 2001, we entered into a loan agreement with Pamela Simonton, Vice President Corporate Technology Development in the amount of $300,000. The loan has an interest rate of 4.90% and matures on April 26, 2005. The loan is subject to 25% forgiveness on each anniversary of the loan provided that Ms. Simonton is a full-time employee during the preceding 12 months. Accordingly, $75,000 of the loan principal was forgiven in 2003 and in 2002.

        In September 2001, we entered into a loan agreement with Gregory Plowman, Senior Vice President of Pharmaceutical Research in the amount of $75,000. The loan has an interest rate of 4.82% and matures on September 18, 2005. The loan is subject to 100% forgiveness of principal upon Mr. Plowman's fourth employment anniversary date with Exelixis.

        On July 15, 2002, we entered into a loan agreement with Jeffrey Latts, Senior Vice President and Chief Medical Officer in the amount of $125,000. The loan has an interest rate of 4.60% and matures on July 15, 2006. The loan is subject to 50% forgiveness of principal upon Dr. Latts' third employment anniversary date and forgiveness of the remaining 50% of the principal upon his fourth employment anniversary date.

        All future transactions other than loan facilities and amendments to any existing loan facilities between the Company and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. Effective July 30, 2002, the Company no longer makes available loan facilities to, or amends existing loan facilities with, our executive officers.

        Director Consulting Agreement.    On November 10, 2003, we entered into a one-year consulting agreement with Frank McCormick, a director. The compensation payable to Dr. McCormick during the term of this agreement cannot exceed $100,000. During the year ended December 31, 2003, Dr. McCormick was paid $500 in compensation under this agreement.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ FRANK KARBE
FRANK KARBE Chief Financial Officer
February 12, 2004

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year a number of brokers with account holders who are Exelixis stockholders will be "householding" Exelixis' proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, please notify your broker or direct your written request to: Investor Relations, Exelixis, Inc., 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083 or contact Exelixis, Inc., Investor Relations at (650) 837-7000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

        A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2003, is available without charge upon written request to: Investor Relations, Exelixis, Inc., 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 8, 2004
PROXY STATEMENT FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 8, 2004
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 ELECTION OF CLASS II DIRECTORS
REPORT OF THE AUDIT COMMITTEE1
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
PROPOSAL 3 APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
EXECUTIVE COMPENSATION
EXECUTIVE OFFICERS OF THE COMPANY
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
STOCK OPTION GRANTS AND EXERCISES
STOCK OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2003
AGGREGATED STOCK OPTIONS AT DECEMBER 31, 2003
EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION2
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE MEASUREMENT COMPARISON
CERTAIN TRANSACTIONS
OTHER MATTERS
HOUSEHOLDING OF PROXY MATERIALS